               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                   BUSH BOAKE ALLEN INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

[Logo]

                             BUSH BOAKE ALLEN INC.
                               7 MERCEDES DRIVE,
                              MONTVALE, N.J. 07645
                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 3, 2000
                              -------------------
    The Annual Meeting of Stockholders of Bush Boake Allen Inc. will be held at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey, on Wednesday, May 3, 2000, at 11:00 A.M., to consider and act upon the following:

        (1) The election of seven directors for the ensuing year;

        (2) The ratification of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent auditors for the year 2000; and

        (3) Such other matters as may properly come before the meeting.

    Only stockholders of record at the close of business on March 17, 2000 are entitled to notice of, and to vote at, the meeting.

    Your attention is directed to the accompanying proxy statement.

                                             DENNIS M. MEANY
                                             Secretary

Montvale, New Jersey
March 22, 2000

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO UNITED STATES POSTAGE.

                             BUSH BOAKE ALLEN INC.
                               7 MERCEDES DRIVE,
                              MONTVALE, N.J. 07645

                           --------------------------
                                PROXY STATEMENT
                           --------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

    The accompanying proxy is solicited by the Board of Directors of Bush Boake Allen Inc. ('BBA' or the 'Company') for use at the Annual Meeting of Stockholders to be held on Wednesday, May 3, 2000, and any adjournment thereof. Notice of Annual Meeting, proxy statement and proxy are being mailed to all stockholders on or about March 22, 2000. Proxies in the accompanying form which are properly executed and received prior to the Annual Meeting will be voted in accordance with the instructions in the proxy, or if no such instruction is provided, in accordance with the recommendations of the Board of Directors as set forth in the accompanying proxy. Abstentions and broker non-votes are counted for quorum purposes, but will not affect the determination of whether more votes have been cast in favor of a proposal than have been cast against it or the plurality of votes cast for the election of directors. A proxy may be revoked at any time before its exercise by filing with the Secretary of the Company either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

    The Board of Directors has fixed the close of business on March 17, 2000, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. On March 1, 2000, there were 19,310,034 shares of Common Stock of the Company outstanding. Each share is entitled to one vote on each matter presented for a vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast constitutes a quorum for the transaction of business.

                      PROPOSAL 1--ELECTION OF DIRECTORS

    Seven directors are to be elected to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected. The nominees will be elected if they receive a plurality of the votes cast by the shares entitled to vote at the Annual Meeting. All of the nominees listed below are currently members of the Board of Directors and were elected by the stockholders at the last Annual Meeting.

    Votes (other than votes withheld) will be cast pursuant to the accompanying proxy for the election of the nominees listed unless one or more of such nominees shall not be available for election, in which event such votes will be cast for a substitute nominee designated by the Board of Directors, or if no substitute nominee is selected by the Board of Directors by the Annual Meeting, an appropriate candidate may subsequently be appointed. The Board of Directors has no reason to believe that any of the nominees will not be available for election as a director.

    Set forth below is a brief description of the background of the nominees for election.

    PETER L. ACTON, 53, has been a Director of the Company since November 1994. Mr. Acton is General Manager -- Commercial Business Operations of Arizona Chemical Company (a manufacturer of resins, polymer additives, coating chemicals, fatty acids and related products), a subsidiary of the International Paper Company ('International Paper'). Before that he was Vice President and General Manager of the Chemical Products Division of Union Camp (a manufacturer of paper, paperboard, packaging, and wood and chemical products) from December 1995 until April 30, 1999 and prior to that he was General Manager of the Chemical Products Division.

    JULIAN W. BOYDEN, 55, has been President, Chief Executive Officer and a Director of the Company since February 1994 and Chairman of the Board of the Company since January 1, 1997. Prior to February 1994, Mr. Boyden had been a Vice President of Union Camp since January 1991 and the

General Manager of the Company since January 1989. Mr. Boyden has been associated with the Company since 1968.

    C. CATO EALY, 43, has been Vice President of Business Development and Planning for International Paper (a manufacturer of paper, paperboard, packaging, and wood and chemical products) since June 1996. Before that he was Director of Corporate Development from the time he joined International Paper in April 1993.

    L. ROBERT PFUND, 63, has been a Director of the Company since July 1995 and is a member of the Audit Committee and the Compensation Committee. Mr. Pfund retired in 1993 from the position of Corporate Group Vice President of Avon Products, Inc. (a manufacturer and marketer of fragrances and cosmetics), which position he held since 1990. Mr. Pfund is also a Director of Techart, Inc. and a Trustee on the Board of The Valley Hospital in Ridgewood, New Jersey.

    JAMES M. REED, 67, has been a Director and Vice Chairman of the Board of the Company since February 1994 and is Chairman of the Audit Committee and a member of the Compensation Committee. He was the Vice Chairman of the Board and the Chief Financial Officer of Union Camp from April 1993 until June 1997 and Vice Chairman and Chief Administrative Officer from June 1997 until his retirement from active employment with Union Camp in November 1997. Mr. Reed is also a Director of Martin Marietta Materials, Inc.

    C. WESLEY SMITH, 60, has been Executive Vice President -- Operating Group of International Paper since 1998. Prior thereto, he was Executive Vice
President -- Printing Papers from 1992 and President of International Paper Europe from 1989 to 1992. Mr. Smith is also a Director of International Paper.

    WILLIAM H. TRICE, 66, has been a Director of the Company since February 1994 and was Chairman of the Board of Directors of the Company from that time until December 31, 1996. He is Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Trice was Executive Vice President of Union Camp from 1985 until his retirement from active employment on December 31, 1996.

                       BOARD OF DIRECTORS AND COMMITTEES

    In 1999, the Board of Directors held four meetings. Directors are reimbursed for their expenses associated with each meeting attended. The directors who were not officers or employees of the Company or International Paper received as compensation for their services in 1999 an annual retainer of $15,000 and fees of $1,000 for each Board meeting and $750 for each Committee meeting attended. A $1,000 annual Committee Chairperson retainer was also paid. A stock option grant valued at $10,000 was made to non-employee directors. Directors who are officers or employees of the Company or International Paper, do not receive any compensation (and are not eligible to receive options under the Directors' Stock Option Plan) by reason of their service as a director of the Company.

    The Board of Directors has appointed an Audit Committee and a Compensation Committee, which are composed entirely of directors who are not officers or employees of the Company or International Paper. There is no nominating committee.

    The Audit Committee held two meetings during 1999. Generally, the Audit Committee (i) recommends to the Board of Directors the independent auditors to be appointed for the Company, (ii) meets with the independent auditors, the chief internal auditor and corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the audit to be performed by the independent auditors, (iii) reviews and reports on the results of such audits to the Board of Directors and (iv) submits to the Board of Directors its recommendations relating to financial reporting and accounting practices and policies and financial accounting and operating controls.

    On December 15, 1999, the Securities and Exchange Commission approved a change in the rules of the New York Stock Exchange ('NYSE') relating to the operations of audit committees and outside auditors of public companies. One particular provision relates to the independence of directors named to an audit committee and requires, among other things, that audit committee members have not had an employment relationship with a former parent of the Company for three years. However, recognizing that it might be in a company's best interest to retain on its audit committee a director who does not meet this three year restriction, the rules permit one such director to remain on the audit committee if the company's board of directors determines that membership by that director on the audit committee is in the best interests of the company and its shareholders. On February 15, 2000, the Board of Directors of BBA made such a determination concerning James M. Reed, who was actively employed by Union Camp, a former parent of BBA, until November 1997, approximately eight months less than the three year period. Union Camp no longer exists as an operating entity, having been acquired by International Paper. The reason for the Board's decision is the exceptional character and financial experience of Mr. Reed, who, among other financial positions, has been the chief financial officer of a Fortune 250 company and has had extensive experience in dealing with internal and external auditors and with the banking community. Over the years, he has served on and chaired the Audit Committees of the Board of Directors of several public companies. Mr. Reed will be fully qualified under the new NYSE rules prior to the end of 2000.

    The Compensation Committee held three meetings during 1999. Generally, the Compensation Committee (i) reviews the compensation plans and establishes the compensation for executive officers of the Company, (ii) authorizes awards of incentive compensation and bonuses to executive officers of the Company and
(iii) administers the Company's stock option and stock award plan and authorizes awards of options, restricted stock, stock appreciation rights and bonuses payable in stock.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    Certain Beneficial Owners. The following sets forth certain information as to beneficial ownership of each person known to the Company to own beneficially more than 5% of the Common Stock of the Company as of February 1, 2000.

                                                                                    PERCENT OF
                      BENEFICIAL OWNER                         NUMBER OF SHARES       CLASS
                      ----------------                         ----------------       -----
  International Paper Company ..............................      13,150,000          68.10
    Two Manhattanville Road
    Purchase, NY 10577

---------
    Stock Ownership of Directors and Executive Officers. The following table sets forth certain information as to beneficial ownership of the outstanding Common Stock of the Company and of International Paper as of December 25, 1999, by each director and nominee of the Company, by each of the named executive officers listed in the Summary Compensation Table, and by all executive officers and directors of the Company as a group. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to such shares. No director, nominee or executive officer beneficially owns more than one percent of the total outstanding Common Stock of the Company or International Paper and all directors and executive officers as a group own 2.6% of the total outstanding Common Stock of the Company and less than one percent of the outstanding Common Stock of International Paper.

                                                                 NUMBER OF SHARES
                                                            ---------------------------
                                                                BBA             IP
                 NAME OF BENEFICIAL OWNER                   COMMON(1)(2)   COMMON(3)(4)
                 ------------------------                   ------------   ------------
Peter L. Acton............................................      2,900         25,780
Julian W. Boyden..........................................    129,726              0
Chia Siang Ee.............................................      8,150              0
James H. Dunsdon..........................................     59,970              0
C. Cato Ealy..............................................          0         39,087
P. C. Mathew..............................................     51,480              0
L. Robert Pfund...........................................      3,370              0
James M. Reed.............................................      7,880        173,931
C. Wesley Smith...........................................          0        326,686
Peter A. Thorburn.........................................     45,520             74
William H. Trice..........................................     12,370         52,878
Directors & Executive Officers as a Group (18 Persons)....    508,825        622,290

                                                        (footnotes on next page)

(footnotes from previous page)

(1) BBA Common Stock.

(2) The shares shown as beneficially owned include shares of BBA Common Stock that such persons had the right to acquire on or within 60 days after December 25, 1999 pursuant to unexercised options under BBA stock option plans as follows: 124,726 shares for Mr. Boyden, 8,150 shares for Mr. Chia, 59,970 shares for Mr. Dunsdon, 47,380 shares for Mr. Mathew, 1,370 shares for Mr. Pfund, 1,380 shares for Mr. Reed, 44,720 shares for Mr. Thorburn, 1,370 shares for Mr. Trice and 459,105 shares for all directors and executive officers as a group (18 persons).

(3) International Paper Common Stock.

(4) The shares shown as beneficially owned include shares of IP Common Stock that such persons had the right to acquire on or within 60 days after December 25, 1999 pursuant to unexercised options under International Paper stock option plans as follows: 20,734 shares for Mr. Acton, 26,400 shares for Mr. Ealy, 170,700 shares for Mr. Smith, 158,353 shares for Mr. Reed, 52,874 shares for Mr. Trice and 429,061 for all directors and executive officers as a group (18 persons).

                             EXECUTIVE COMPENSATION

    The following table shows information with respect to the annual and long-term compensation for services in all capacities to the Company and its subsidiaries during the Company's fiscal years ended December 25, 1997, 1998 and 1999, paid or accrued to the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                           ANNUAL COMPENSATION                  COMPENSATION
                              ---------------------------------------------   ----------------
                                                                                   AWARDS
                                                               OTHER ANNUAL        ------         ALL OTHER
                                                               COMPENSATION       OPTIONS        COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR      SALARY($)   BONUS($)       ($)         (# OF SHARES)        ($)(2)
---------------------------   ----      ---------   --------       ---         -------------        ------
Julian W. Boyden ...........  1999       456,800           0     0                 35,420           18,525
  Chairman, President and     1998       435,000     285,900     0                 35,910           17,507
  Chief Executive Officer     1997       410,000     255,400     0                 25,740           21,897
James H. Dunsdon ...........  1999       274,800      59,300     0                 17,630            8,371
  Executive Vice              1998       259,200     103,100     0                 17,880            7,887
  President                   1997       240,000     120,800     0                 12,090            3,600
Chia Siang Ee ..............  1999(1)    200,482      60,900     0                  8,040           12,407
  Vice President, Asia        1998(1)    131,783      46,453     0                  8,150           13,632
  Pacific
P. C. Mathew ...............  1999       247,400           0     0                  9,930            8,994
  Vice President, Aroma       1998       236,580      83,500     0                 10,070            9,053
  And Terpene Chemicals       1997       227,700      94,000     0                  7,310           11,254
Peter A. Thorburn ..........  1999       233,900           0     0                  8,040            9,708
  Vice President,             1998       224,900      78,100     0                  8,150            9,198
  Chemical Sales              1997       217,300      94,000     0                  6,570           11,892

---------
(1) Compensation was converted into U.S. dollars from Singapore dollars at a rate of U.S. $0.60/Singapore $ for 1999 and U.S. $0.58/Singapore $ for 1998. Chia Siang Ee joined the Company on March 16, 1998.

(2) The compensation reported for Messrs. Boyden, Dunsdon, Mathew and Thorburn represents (i) Company contributions under the Union Camp Salaried Employees Savings and Investment Plan from December 25, 1996 through June 30, 1997 and, thereafter, under its replacement, the Bush Boake Allen Inc. Employees Savings and Investment Plan and (ii) amounts imputed or credited to the named executive officer for premiums paid for group life insurance. The compensation reported for Mr. Chia represents Company contributions to the Singapore Central Provident Fund, a Singapore government savings scheme applicable to all Singapore citizens and permanent residents. The Company contributions for 1999 pursuant to the Employee Savings and Investment Plan were as follows: $14,308 for Mr. Boyden, $8,371 for Mr. Dunsdon, $7,571 for Mr. Mathew, and $7,064 for Mr. Thorburn. The amounts imputed or credited for life insurance premiums for 1999 were as follows: $4,217 to Mr. Boyden, $1,423 to Mr. Mathew, and $2,644 to Mr. Thorburn. The Company contribution for Mr. Chia in 1999 to the Central Provident Fund was $12,407.

                                    OPTIONS

    The following two tables summarize 1999 option grants to, and exercises by, the executive officers named in the Summary Compensation Table and the value of the options held by them as of December 25, 1999. No stock appreciation rights were granted in 1999.

                             OPTION GRANTS IN 1999

                                                                                   POTENTIAL REALIZABLE
                                                                                           VALUE
                               INDIVIDUAL GRANTS                                     AT ASSUMED ANNUAL
--------------------------------------------------------------------------------           RATES
                              NUMBER OF    % OF TOTAL                                 OF STOCK PRICE
                              SECURITIES    OPTIONS                                    APPRECIATION
                              UNDERLYING   GRANTED TO   EXERCISE OR                FOR OPTION TERM($)(3)
                               OPTIONS     EMPLOYEES    BASE PRICE    EXPIRATION   ---------------------
            NAME              GRANTED(1)    IN 1999      ($/SH)(2)       DATE       5%(4)       10%(5)
            ----              ----------    -------      ---------       ----       -----       ------
Julian W. Boyden............    35,420        14.2        29.9375       5/4/09     $667,047   $1,689,977
James H. Dunsdon............    17,630         7.1        29.9375       5/4/09      332,017      841,171
Chia Siang Ee...............     8,040         3.2        29.9375       5/4/09      151,413      383,609
P. C. Mathew................     9,930         4.0        29.9375       5/4/09      187,007      473,785
Peter A. Thorburn...........     8,040         3.2        29.9375       5/4/09      151,413      383,609

---------
(1) The options become exercisable three years from the date of grant, i.e., on May 4, 2002.

(2) The exercise price is the fair market value of the underlying stock on the date of option grant.

(3) The dollar amounts under these columns are the result of calculations at an annual rate of 5% and 10%, and are not intended to forecast possible future appreciation of Company Common Stock.

(4) Company Common Stock would be trading at $48.77 per share for the values shown to be realizable, an increase in stock price which would benefit all shareholders.

(5) Company Common Stock would be trading at $77.65 per share for the values shown to be realizable, an increase in stock price which would benefit all shareholders.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED              IN-THE-MONEY
                                            VALUE              OPTIONS AT                 OPTIONS AT FISCAL
                         SHARES ACQUIRED   REALIZED       FISCAL YEAR-END (#)                YEAR-END ($)
         NAME            ON EXERCISE (#)     ($)      EXERCISABLE/UNEXERCISABLE(1)   EXERCISABLE/UNEXERCISABLE(2)
         ----            ---------------     ---      ----------------------------   ----------------------------
Julian W. Boyden.......         0             0              124,726/35,420                   510,000/0
James H. Dunsdon.......         0             0               59,970/17,630                   255,000/0
Chia Siang Ee..........         0             0                 8,150/8,040                         0/0
P. C. Mathew...........         0             0                47,380/9,930                   255,000/0
Peter A. Thorburn......         0             0                44,720/8,040                   255,000/0

---------
(1) On April 30, 1999, all then outstanding options became vested and exercisable due to the change in control occasioned by the merger of Union Camp with and into International Paper.

(2) Value is the difference between the market value of the Company's Common Stock on December 25, 1999, i.e., $24.50 per share, and the exercise price.

                                 REPORT OF THE
                             COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

THE COMMITTEE'S FUNCTION

    The Compensation Committee (the 'Committee') is composed entirely of independent, non-employee directors. The Committee reviews and approves each element of the Company's executive compensation program and assesses the effectiveness of the program as a whole. The Committee approves the salaries of the Company's Chief Executive Officer (the 'CEO') and its other executive officers, makes awards to the CEO and other executive officers under the Bush Boake Allen Annual Executive Incentive Plan (the 'Annual Incentive Plan') and grants stock options under the 1994 Stock Option and Stock Award Plan (the 'Stock Option Plan').

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

    The executive compensation program is designed to: (a) attract, retain and motivate talented executives to work on behalf of stockholders, the Company's employees, customers and the communities within which the Company operates; (b) provide compensation at levels that are competitive with those provided in the various markets where BBA competes for executive resources; (c) place a significant portion of executive pay at risk; and (d) recognize and reward exceptional individual accomplishments. The Company's CEO participates in the same programs and receives compensation based on the same factors as the other executive officers.

    Under Section 162(m) of the Internal Revenue Code, beginning in 1994 a publicly held corporation may not deduct compensation in excess of one million dollars per year paid to the CEO or to any of the other four most highly compensated executive officers except to the extent the compensation was paid under compensation programs meeting tax code requirements to be considered performance-based. The Committee believes that all of the compensation paid in 1999 to its CEO and other named executive officers was within the deduction limits of Section 162(m). In reviewing the design of and administering the executive compensation program, the Committee will attempt to preserve the Company's tax deductions for executive compensation under Section 162(m) unless this goal conflicts with the primary objectives of the Company's compensation program.

    The Committee also seeks an appropriate balance among program objectives. Particular attention is paid to the two key objectives discussed below.

    PROVIDING COMPETITIVE LEVELS OF COMPENSATION

    The Committee intends to provide the Company's CEO and its executives with total compensation that, at targeted levels of performance, according to an independent compensation consultant retained by the Company, is competitive with the average total compensation earned by executives who hold comparable positions or have similar qualifications and responsibilities in the flavor and fragrance and the aroma chemical industry and within general industry for companies of comparable size. Those companies include some of the companies in the peer group in the Performance Graph below, but they also include companies in other businesses because competition for executives extends beyond such companies. To determine average competitive levels of base salary and target incentive compensation, the Committee regularly reviews information drawn from various sources, including public filings and industry surveys which are presented by an independent compensation consultant. The Committee then examines specific salary and target incentive recommendations for the CEO and other executive officers, considering each position's relative content, accountability, scope of responsibility as well as the individual's performance and experience. While the targeted value of an executive's total compensation is generally set at average competitive levels, a large portion of an executive's compensation is at risk and may exceed or fall below targeted levels depending on actual performance measured against predetermined objectives.

    ENSURING THAT INCENTIVE COMPENSATION VARIES WITH PERFORMANCE

    BBA's Annual Incentive Plan is designed to ensure that incentive compensation is predictable with the financial and strategic performance of the Company and/or its business units as measured against predetermined objectives which are approved annually by the Committee.

OVERVIEW OF EXECUTIVE COMPENSATION AND 1999 ACTIONS

    The Company's executive compensation program for its CEO and its executive officers including the four most highly compensated executive officers shown in the Summary Compensation Table (the 'named executive officers') has three principal elements: base salary, the Annual Incentive Plan and the Stock Option Plan. Following is an overview of each program element and actions taken in 1999.

BASE SALARY

    Base salaries are intended to be externally competitive and internally equitable. They reflect an individual's performance, level of responsibilities and length of time in the position. Base salary levels are adjusted periodically based on an individual's performance and the external market for positions of similar scope and responsibility. Base salaries are annually targeted at average base salary levels for similar positions in the flavor and fragrance and aroma chemical industry and within general industry for companies of comparable size as generally determined in connection with an independent compensation consultant. Base salaries may be less than or exceed the targeted averages if warranted by sustained performance.

    1999 Action: The base salary for executive officers for 1999 was considered and established by the Committee at its November 18, 1998 meeting. Recommendations for the 1999 base salaries for the executive officers other than the CEO were made by the CEO to the Committee based on his evaluation of the 1998 performance of each such officer. The base salary for the CEO for 1999 was determined by the Committee based on its evaluation of his performance as chief executive officer in 1998. The recommended base salaries for both the CEO and the other executive officers were also based on the salaries paid to other chief executive officers and executive officers at other companies as described under this caption 'Base Salary' as well as, where appropriate, differing pay scales in different areas of the world. This data was presented by and discussed with an independent compensation consultant at the November 18, 1998 Committee meeting.

BUSH BOAKE ALLEN ANNUAL EXECUTIVE INCENTIVE PLAN

    The amount of the incentive targeted for the CEO and the Company's executive officers including the named executive officers under the Annual Incentive Plan was the average competitive annual incentive recommended by an independent compensation consultant based on the average annual incentive compensation paid to individuals in comparable positions by the comparable group referred to under the caption 'Providing competitive levels of compensation'. The targeted incentive compensation was based on (i) the Company and/or key business units achieving their annual financial plan and (ii) the CEO and the named executive officers achieving predetermined operating or strategic goals that are established as part of the Company's annual planning and budgetary process. At the beginning of each year the Committee reviews the operating or strategic goals established for the CEO and the named executive officers and the financial performance measures for the Company and its key business units.

    Executives' awards are tied to the financial performance measures most appropriate to their responsibilities. To reinforce the need for teamwork and focus attention on overall corporate objectives, all executives have a portion of their award tied to the financial performance measures for the Company as a whole. While the portion of the award based on financial performance measures for Mr. Boyden and other executive staff officers is determined solely by corporate earnings results, the other named executive officers have a portion of their awards based on financial performance measures linked to the performance of the key business units for which they are responsible.

    1999 Action: Incentive compensation for 1999 performance by the CEO and the Company's executive officers was awarded by the Committee in early 2000. The award process began in early 1999 when the Committee established financial performance measures for the CEO and the other executive officers. Since the Company as a whole did not achieve the minimal level (75%) of its financial performance measure, the CEO and executive officers whose award was based solely on Company earnings results received no award for 1999 performance under the Annual Executive Incentive Plan, and the portion of the targeted incentive based on Company financial performance measure for all other executive officers decreased. The earnings results of the key business units varied and executive officers responsible for these key business units had their targeted incentives adjusted accordingly.

    In addition, at the beginning of 1999, a number of specific operational and strategic goals were established and approved by the Committee. These goals were weighted and the CEO and the executive officers had to accomplish these goals in order to receive the targeted awards after those targeted awards were adjusted for achievement of the financial performance measure. The Committee regards the specific operational and strategic goals as competitively sensitive information. Since those executive officers who had achieved their minimal financial performance measure met some but not all of these goals, the Committee approved further adjustments of their incentives in accordance with each's performance.

1994 STOCK OPTION AND STOCK AWARD PLAN

    Stock options are the final element of the Company's compensation for its CEO and executive officers. The primary objective of issuing stock options is to encourage the CEO and the officers of the Company to maintain an equity interest in the Company and provide financial incentives linked to the future performance of the Company's Common Stock.

    1999 Action: Stock option award levels are based on a present value represented by a percentage of the midpoint of the pay grade of recipients, including the CEO and the executive officers. Present value is then converted to stock options by a calculation using a version of the Black-Scholes formula. The present value amount is intended to (1) yield a competitive total compensation package, when combined with base salary and incentive targets, for comparable positions as recommended by the independent consultant, and (2) place at risk an appropriate portion of the CEO's and executive officers' total compensation by linking its eventual value to the future performance of the Company's Common Stock. The Committee approved stock option grants in May 1999 based on this methodology and the recommendation of the independent consultant. The Committee reviews this methodology each year it grants options and does not consider the amount of stock options previously awarded in determining the size of a grant of stock options under the Stock Option Plan. The stock options granted to the CEO and the named executive officers in 1999 are shown in the Option Grants table.

CONCLUSION

    The Committee believes that the Company's emphasis on variable pay and the compensation programs' direct link to both short and long-term financial performance, as well as stock performance, tie executive pay to critical measures of corporate performance.

Compensation Committee:
William H. Trice
L. Robert Pfund
James M. Reed

                           STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total shareholder return of BBA Common Stock, the S & P 500 Composite--500 Stock Index, and an index of a peer group, for the period of five years beginning December 25, 1994 and ending on December 25, 1999 assuming that the value of the investment in BBA Common Stock and each index was $100 on December 25, 1994 and that all dividends were reinvested. The peer group index is comprised of the following companies:
Alberto-Culver Company, Avon Products, Inc., Block Drug Company, Inc., Church & Dwight Inc., Crompton & Knowles Corp., Ecolab Inc., Ethyl Corporation, Helene Curtis Industries, Inc. (from December 25, 1994--December 25, 1995, when it ceased to trade publicly), Hershey Foods Corp., International Flavors & Fragrances Inc., McCormick & Company, Inc., Morton International, Inc., NCH Corporation, Nalco Chemical Company, The Quaker Oats Company, Ralston Purina Company, Tambrands Inc. (from December 25, 1994--December 25, 1996, the last full year it traded publicly), Wm. Wrigley Jr. Company and W. R. Grace & Company. The performance of the peer group is weighted based on market capitalization.

                    TOTAL CUMULATIVE SHAREHOLDER RETURN FOR
                        PERIOD ENDING DECEMBER 25, 1999

                              [PERFORMANCE GRAPH]

-------------------------------------------------------------------------------------
DECEMBER 25.....          1994       1995       1996       1997       1998       1999
-------------------------------------------------------------------------------------
Bush Boake Allen Inc.    100.00     108.37     103.94     104.19     133.99      96.55
-------------------------------------------------------------------------------------
S&P 500                  100.00     136.56     171.37     216.70     289.28     348.44
-------------------------------------------------------------------------------------
Peer Group               100.00     124.85     150.11     188.48     205.15     181.48
-------------------------------------------------------------------------------------


                                RETIREMENT PLANS

    Mr. Boyden and the other named executives, except Mr. Chia, participate in the BBA Pension Scheme and the BBA Executive Pension Scheme as deferred members. As of February 1997, the BBA Executive Pension Scheme was merged with the larger BBA Pension Scheme (collectively the 'BBA Pension Scheme'). The years of pensionable service credited under the BBA Pension Scheme are 31 for Mr. Boyden, 29 for Mr. Dunsdon, 18 for Mr. Thorburn and 14 for Mr. Mathew.

    The BBA Pension Scheme is a defined benefit arrangement, funded solely by company contributions, and is exempt approved under the United Kingdom Income & Corporation Taxes Act 1988. An enhanced level of benefit is granted, at the discretion of the company, to a limited number of executives who have attained a predetermined employment grade based primarily on the level of job responsibility. The participants who have been granted enhanced benefits are Mr. Boyden and the other named executives, except Mr. Chia, and three other executives based in the United Kingdom.

    The calculation of benefits under the BBA Pension Scheme is directly linked to pensionable service and final average compensation, which includes base salary and bonuses (see 'Summary Compensation Table' above), as well as certain ancillary benefits in kind, received by the member during the 36 consecutive most highly compensated months of the 120 months preceding retirement ('Final Pensionable Salary').

    The amount of benefit provided for participating members is 1.6667% of Final Pensionable Salary for each year, and completed months of pensionable service, subject to the benefits payable not exceeding limits imposed by the UK Inland Revenue regulations, which are reflected in the table shown below.

    The table shows the approximate pension payable under the BBA Pension Scheme and assumes retirement at age 65 and Final Pensionable Salary and years of pensionable service in the classifications indicated. Such benefits are not subject to deduction for social security benefits or other offset amounts.

                               BBA PENSION SCHEME
                      APPROXIMATE ANNUAL PENSION AT AGE 65

                                                 YEARS OF SERVICE
                          ---------------------------------------------------------------
FINAL PENSIONABLE SALARY     15         20         25         30         35         40
------------------------     --         --         --         --         --         --
$100,000...............   $ 25,000   $ 33,300   $ 41,700   $ 50,000   $ 58,300   $ 66,700
 200,000...............     50,000     66,700     83,300    100,000    116,700    133,300
 300,000...............     75,000    100,000    125,000    150,000    175,000    200,000
 400,000...............    100,000    133,300    166,700    200,000    233,300    266,700
 500,000...............    125,000    166,700    208,300    250,000    291,700    333,300
 600,000...............    150,000    200,000    250,000    300,000    350,000    400,000
 700,000...............    175,000    233,300    291,700    350,000    408,300    466,700
 800,000...............    200,000    266,700    333,300    400,000    466,700    533,300
 900,000...............    225,000    300,000    375,000    450,000    525,000    600,000

    The calculation of the amounts shown above assumes that employees remain in service of the company until age 65 and that the BBA Pension Scheme continues in its present form. The employee receives the benefit shown for life and a surviving spouse receives a benefit of fifty percent of such amount for life following the employee's death after retirement.

    The Pension Plan for Eligible Employees of BBA in the United States (the 'Retirement Plan') in which Messrs. Boyden, Dunsdon, Mathew and Thorburn participate is a defined benefit plan and is funded solely by Company contributions. The calculation of benefits under the Retirement Plan is based upon final average earnings. Final average earnings are determined by dividing by five the sum of all compensation, including base salary and bonuses (see 'Summary Compensation Table' above), as well as any ancillary benefits in kind and certain vacation payments, received by the member during the 60 consecutive most highly compensated months of the 120 months preceding retirement (the 'Final Average Earnings'). The amount of the retirement benefit provided to a participating employee under the Retirement Plan equals the product of the sum of 1.05% of the participating employee's Final Average Earnings plus .45% of those Final Average Earnings in excess of the average applicable Social Security wage base at the date of retirement, multiplied by the number of years of credited service of the employee with the Company. Benefits under the Retirement Plan are not subject to any deduction for Social Security benefits or other offset amounts. To the extent that retirement benefits payable exceed limitations imposed by the Internal Revenue Code of 1986, as amended (the 'Code'), with respect to payments from tax qualified trusts, such excess amounts will not be paid from a qualified trust fund, but will be paid by the Company under its supplemental retirement plan on an unfunded basis out of its general assets.

    The following table shows the approximate annual pension payable under the Retirement Plan to Messrs. Boyden, Dunsdon, Mathew and Thorburn assuming retirement at age 65 and Final Average Earnings and years of service in the classifications indicated.

                              BBA RETIREMENT PLAN
                      APPROXIMATE ANNUAL PENSION AT AGE 65

                                                    YEARS OF SERVICE
    FINAL AVERAGE      --------------------------------------------------------------------------
      EARNINGS            10         15         20         25         30         35         40
      --------            --         --         --         --         --         --         --
$100,000.............  $ 13,400   $ 20,100   $ 26,800   $ 33,600   $ 40,300   $ 47,000   $ 53,700
 200,000.............    28,400     42,600     56,800     71,100     85,300     99,500    113,700
 300,000.............    43,400     65,100     86,800    108,600    130,300    152,000    173,700
 400,000.............    58,400     87,600    116,800    146,100    175,300    204,500    233,700
 500,000.............    73,400    110,100    146,800    183,600    220,300    257,000    293,700
 600,000.............    88,400    132,600    176,800    221,100    265,300    309,500    353,700
 700,000.............   103,400    155,100    206,800    258,600    310,300    362,000    413,700
 800,000.............   118,400    177,600    236,800    296,100    355,300    414,500    473,700
 900,000.............   133,400    200,100    266,800    333,600    400,300    467,000    533,700

    The calculation of the amounts shown above assumes that these executives remain in the service of the Company until age 65, that the retirement programs are continued in their present form and that each of them receives the benefits in the form of a single life annuity. As of December 25, 1999, Messrs. Boyden and Thorburn were each credited with 5 years, Mr. Mathew credited with 4 years, and Mr. Dunsdon credited with 3 years, of vested service under the Retirement Plan.

RELOCATION RETIREMENT PLAN

    The Bush Boake Allen Inc. Relocation Retirement Income Plan for Executives (the 'Relocation Plan'), in which Messrs. Boyden, Dunsdon, Mathew and Thorburn participate, is a non-qualified defined benefit plan funded solely by Company contributions. The Relocation Plan is designed, in part, to provide participants who have worked for the Company outside the United States, and who then transferred to the Company in the United States, with pension benefits calculated as if they worked for their entire careers in the United States.

    Benefits under the Relocation Plan equal (1) the amount that a covered participant would have received under the Retirement Plan (without regard to limitations imposed by the Code) had the participant served all years of employment with the Company in the United States, minus (2) the participant's actual benefits payable at retirement under the Retirement Plan (without regard to limitations imposed by the Code) and the BBA Pension Scheme. Benefits payable under the Relocation Plan will be paid by the Company on an unfunded basis out of its general assets, and will be paid at the same time and in the same form as the participant is paid under the Retirement Plan.

    Messrs. Boyden, Dunsdon, Mathew and Thorburn were granted, respectively, 26.5, 27.4, 11.2 and 13.5 years of foreign service for purposes of the Relocation Plan.

    The estimated annual benefits payable under the Relocation Plan upon retirement at age 65 to Messrs. Boyden and Dunsdon are, respectively, $144,272 and $48,968. Estimated payments to Messrs. Mathew and Thorburn are zero. This calculation assumes that the participants remain in service with the Company until age 65 at their present compensation and that the Relocation Plan, Retirement Plan and BBA Pension Scheme all continue in their present forms.

SEVERANCE ARRANGEMENTS

    The individuals named in the Summary Compensation Table and five other executive officers have agreements with the Company which provide that if, following a 'change in control' of the Company or Union Camp, the Company terminates the executive's employment without 'cause' (other than for disability) or the executive terminates his employment for 'good reason' (as such terms are defined in the severance agreements), the executive will receive from the Company as a severance benefit a lump sum payment equal to two and one-half times the sum of such executive's annual salary and two and one-half times the amount of his normal bonus opportunity (as such term is defined in the severance agreements). A 'change in control' is defined generally to include significant changes in the stock ownership or board of directors of the Company or Union Camp, or either's dissolution (and has occurred as to Union Camp upon its merger with and into International Paper on April 30, 1999). 'Good reason' is defined generally to include certain reductions in duties or reporting responsibilities, certain unapproved relocations, certain reductions in compensation or benefits and material breaches of the agreement by the Company. 'Cause' is defined generally to cover certain failures to perform duties to the Company or willfully engaging in conduct injurious to the Company. An executive officer would also be entitled to continue to receive certain benefits for thirty months. The Company will also make an additional payment to the executive to ensure that the components of the severance benefit described above that are multiples of salary and bonus will not be subject to net reduction due to the imposition of excise taxes under section 4999 of the Code. The individual severance agreements provide for the distribution to the executives of their benefits under the Company's supplemental retirement plan promptly following both a change in control of the Company or Union Camp and termination, as noted above.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    The discussion set forth below includes summaries of significant terms of various agreements between the Company and International Paper.

TRANSACTIONS WITH PRINCIPAL STOCKHOLDER

    The Company and Union Camp entered into various agreements in 1994 which initially provided for the transition of the Company from a wholly-owned subsidiary of Union Camp to a public company and which governed certain ongoing relationships between the Company and Union Camp. These agreements, to the extent then outstanding, were assumed by International Paper upon Union Camp's merger with and into International Paper on April 30, 1999.

    Services Agreement. Prior to the 1994 initial public offering of the Company's Common Stock, Union Camp provided to the Company certain administrative services, including treasury activities, employee benefit administration, human resource administration, environmental, tax, risk management, legal, accounting, safety and health administration, transportation logistics, corporate communication and research and development activities. The Company entered into a Services Agreement with Union Camp under which Union Camp agreed to continue to make these services available to the Company. Any or all of the services covered by the Services Agreement may be terminated by either party upon ninety days prior written notice. The obligations of Union Camp, and now International Paper, under the Services Agreement are subject to the reasonable demands and requirements of its ongoing operations. The rates charged to the Company under the agreements approximate the fair market value of the services to be provided by the Company. None of these services agreements other than that involving research and development have been terminated through the end of 1999.

    Technology Agreement. Union Camp and the Company each granted (or caused one or more of their subsidiaries to grant) to each other an irrevocable, non-exclusive, royalty-free license to use their respective patents, patent applications, know-how and trademarks that are used or useful in their respective businesses.

    Supply Agreement. The Company and Union Camp entered into a Supply Agreement relating to the terms and conditions pursuant to which the Company will purchase turpentine from Union Camp as well as the procurement of turpentine by Union Camp from other sources for sale to the Company, in each case at approximately fair market value.

    Tax Allocation Agreement. The Company entered into a tax allocation agreement with Union Camp in 1994. Under terms of this agreement Union Camp and the Company agreed to mutually indemnify each other against potential claims, assessments or adjustments made by any taxing authority with respect to any tax position taken by the Company or Union Camp for periods prior to the 1994 initial public offering of the Company's common stock.

    Cross-Indemnification Agreement. The Company and Union Camp entered into an agreement whereby each party is required to indemnify the other party against liabilities relating to the business of the indemnifying party as it has been conducted prior to the 1994 initial public offering of the Company's Common Stock, including Union Camp's agreement to indemnify the Company against all liabilities relating to the operations and business of the Company's Jacksonville facility at any time up to and including December 31, 1986, after which date the Jacksonville facility was operated as part of BBA.

    Registration Rights Agreement. The Company and Union Camp entered into a Registration Rights Agreement pursuant to which the Company has granted certain registration rights to Union Camp and certain of its affiliates with respect to the shares of Common Stock of the Company owned by Union Camp or acquired by any such affiliate from Union Camp following the Company's initial public offering. In the event that the Company proposes to register any of its shares of Common Stock for sale under the Securities Act of 1933, as amended (the 'Securities Act'), Union Camp is entitled to require the Company to include all or a portion of the shares of Common Stock of the Company held by Union Camp or its affiliates, subject to the restrictions set forth in the Registration Rights Agreement. Union Camp also received the right to require that the Company register all or a portion of the Common Stock of the Company held by Union Camp or its affiliates for sale under the Securities Act three times, subject to the terms of the Registration Rights Agreement. The Company's obligations are subject to limitations relating to a minimum number of shares of Common Stock of the Company required for any such registration, the timing of registration and other similar matters. The Company is obligated to pay all expenses incidental to any such registration, excluding underwriters' discounts and certain legal fees and expenses. The Company agreed to indemnify Union Camp for certain liabilities, including liabilities under the Securities Act, in connection with any such registration. Under the Registration Rights Agreement, Union Camp and certain of its affiliates have the right to transfer their respective rights to a transferee other than pursuant to a public offering, and such rights were transferred by Union Camp to International Paper.

       PROPOSAL 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    PricewaterhouseCoopers LLP has been recommended by the Audit Committee and appointed by the Board of Directors, subject to ratification by the stockholders, to make an examination of the financial statements of the Company and its subsidiaries for the 2000 fiscal year. PricewaterhouseCoopers LLP has been the Company's independent auditors since it became a public company in May 1994.

    The Company expects that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders. The representative from PricewaterhouseCoopers LLP will have an opportunity to make a statement at the meeting if he or she so desires.

    The Board of Directors recommends that you vote FOR this proposal. The accompanying proxy will be voted FOR the proposal unless a contrary specification is made. The Proposal will have been adopted if more votes are cast in favor of it than are cast against it.

                                 OTHER MATTERS

    The Board of Directors has at this time no knowledge of any matters to be brought before the Annual Meeting other than those referred to above. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters. The Company's bylaws provide that stockholders who wish to nominate any person for election as a director or to propose the transaction of any business at the Annual Meeting must give the Company's Secretary written notice of such intent at least sixty (60) days in advance of the day established by the bylaws as the date of the Annual Meeting (the first Wednesday in May). Such notice must contain the information required by the bylaws and, in the event of a nomination for director, such additional information as is required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the person been nominated by the Board of Directors.

                             STOCKHOLDER PROPOSALS

    Any proposal of a stockholder for presentation at the 2001 Annual Meeting of the Stockholders of the Company must be received by the Company not later than November 21, 2000 for inclusion in the Company's 2001 Proxy Statement and Proxy.

                                    EXPENSES

    This proxy solicitation is being made on behalf of the Company and all expenses in connection with solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, certain directors, officers and regular employees of the Company may solicit the return of proxies in person and by telephone and other means of telecommunication. The Company will reimburse brokers and other nominees for their expenses in forwarding soliciting materials to beneficial owners of the stock held of record by such persons.

                                          By Order of the Board of Directors

                                          DENNIS M. MEANY
                                          Secretary

March 22, 2000

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

[logo]

                                  APPENDIX 1

                             BUSH BOAKE ALLEN INC.

     PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS MAY 3, 2000

     The undersigned hereby appoints JULIAN W. BOYDEN, FRED W. BROWN, JR. and DENNIS M. MEANY, and each of them, proxies, with power of substitution and revocation, to vote all Common Stock of BUSH BOAKE ALLEN INC. standing in the name of the undersigned at the annual meeting of stockholders of said corporation at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, N.J. on Wednesday, May 3, 2000 at 11:00 A.M., and any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon and in respect of the following matters and in their discretion for the transaction of such other business as may properly come before the meeting; all as set forth in the Proxy Statement dated March 22, 2000.

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INSTRUCTED ON THE REVERSE SIDE. IN THE ABSENCE OF ANY INSTRUCTIONS, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS AND FOR THE RATIFICATION OF INDEPENDENT ACCOUNTANTS, ALL AS REFERRED TO ON THE REVERSE SIDE.

(Continued, and to be SIGNED on the reverse side.)

                                       BUSH BOAKE ALLEN INC.
                                       P.O. BOX 11330
                                       NEW YORK, N.Y. 10203-0330

                           DETACH PROXY CARD HERE

-------------------------------------------------------------------------------

[  ]


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

(1) Election of Directors    FOR all nominees [ ]    WITHHOLD AUTHORITY to vote  [ ]    *EXCEPTIONS [ ]
                             listed below            for all nominees listed below

Nominees: P.L. Acton, J.W. Boyden, C.C. Ealy, L.R. Pfund, J.M. Reed, C.W. Smith, W.H.Trice
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTION" BOX AND WRITE
THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
*Exceptions_________________________________________________________________________________

(2) Ratification of appointment of independent accountants.    FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

                                                      Change of Address and
                                                      or Comments Mark Here [ ]

Please sign exactly as your name appears. If Executor, Trustee, etc., give full title. If stock is registered in two names, both should sign.

Dated:_________________________________________________________. 2000

_____________________________________________________________________
                           Signature(s)
_____________________________________________________________________
                           Signature(s)

                                                  VOTES MUST BE INDICATED
                                                  (X) IN BLACK OR BLUE INK. [ ]

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

                             PLEASE DETACH HERE
                YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                 BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE